Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Nabors Energy Transition Corp. II

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one warrant(1)	Rule 457(o)	34,500,000 Units	$10.00	$345,000,000	0.00011020	$38,019.00
Fees To Be Paid	Equity	Class A ordinary shares included as part of the units(2)	Rule 457(g)	34,500,000 Shares	-	-	-	-	(4)
Fees To Be Paid	Equity	Warrants included as part of the units(3)	Rule 457(g)	17,250,000 Warrants	-	-	-	-	(4)
Fees To Be Paid	Equity	Class A ordinary shares underlying the warrants	Rule 457(o)	17,250,000 Shares	$11.50	$198,375,000	0.00011020	$21,860.93
		Total Offering Amounts				$543,375,000		$59,879.93
		Total Fees Previously Paid						0.00
		Total Fee Offsets						0.00
		Net Fee Due						$59,879.93

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 4,500,000 units, consisting of 4,500,000 Class A Ordinary Shares and 2,250,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.